Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Reports Profit for 4th Quarter

and Year Ended December 31, 2010

LOS ANGELES, CA – (BUSINESS WIRE) – March 15, 2011 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net earnings of $1.9 million, or $0.44 per diluted common share, for the year ended December 31, 2010, as compared to a net loss of ($6.5) million, or ($4.14) per diluted common share, for 2009. The improvement in net earnings reflected higher net interest income before loan loss provisions, substantially reduced provisions for losses, and higher non-interest income. The Company reported total provisions for losses of $6.8 million during 2010, compared to total provisions for losses of $20.4 million during 2009.

Net earnings for the fourth quarter of 2010 were $237 thousand, or ($0.03) loss per diluted common share, as compared to a net loss of ($7.5) million, or ($4.43) per diluted common share, for the fourth quarter of 2009. During the fourth quarter of 2010, the Bank recognized total provisions of $2.2 million compared to total provisions of $15.8 million in the comparable quarter in 2009.

Chief Executive Officer, Paul C. Hudson noted that, “2010 was a tumultuous but defining year in which we refocused on core profitability, balance sheet strength and management processes and procedures. As a result, we increased the Bank’s capital ratios to levels that exceed regulatory requirements, implemented more stringent and comprehensive procedures for originating, underwriting, documenting and servicing loans, enhanced our management team in various loan review and servicing functions, attained a much stronger liquidity position, and substantially reduced our brokered deposits. In addition, we have taken steps to address the recommendations of an independent third party that completed a comprehensive review of our loan portfolio and processes in the fourth quarter. Also, in late 2010 we adopted a plan to recapitalize the Company in 2011 to further enhance our capital ratios, simplify our capital structure, substantially reduce the servicing requirements of senior securities, and improve our common equity base and market float.” Mr. Hudson further emphasized that, “The Bank’s focus on serving the needs of low to moderate income urban communities represents a differentiated strategy that supports core earnings, despite the weak local economy, and depressed real estate market.”

Highlights for 2010

•	Net interest income before provision for loan losses increased $1.9 million or 10.1% to $20.6 million from $18.7 million in 2009.

•

Total provisions for losses were $6.8 million in 2010, compared to total provisions for losses of $20.4 million in 2009. The total provisions included provision for loan losses of $4.5 million in 2010 and $19.6 million in 2009.

•	All requirements imposed by the Cease and Desist Order, effective September 9, 2010, have been met, including:

•

Exceeded target Core Capital ratio of 8.00% and target Total Risk Based Capital ratio of 12.00% - the Bank’s Core Capital ratio was 8.82% and Total Risk Based Capital was 13.05% at December 31, 2010, compared to 6.69% and 10.19%, respectively, at December 31, 2009;

•	Increased liquidity by $10.1 million, and increased liquid assets to 179% of brokered deposits;

•	Substantially reduced brokered deposits by $82.8 million, to $18.2 million at year end;

•

Completed a comprehensive review of our loan portfolio - Over 76% of the dollar amount of the gross loan portfolio was reviewed by an independent third party in the fourth quarter, including 100% of our church loan portfolio;

•	Developed and are implementing a capital plan, which will increase our common equity base.

•	As previously disclosed, we are pursuing our comprehensive Recapitalization Plan. To date, we have obtained (subject to documentation and certain terms and conditions):

•

The consent of the U.S. Treasury to exchange our Series D and E Fixed Rate Cumulative Perpetual Preferred Stock for common stock at a discount of 50% of the liquidation amount, plus an undiscounted exchange of the accumulated but unpaid dividends on such preferred stock for common stock;

•	An agreement in principle with the holders of both the Series A and Series B Perpetual Preferred Stock to exchange their holdings for common stock at a discount of 50% of the liquidation amount;

•

An agreement in principle with our senior bank lender to exchange a portion of our senior loan for common stock at 100% of the face amount to be exchanged and to forgive the accrued interest on the loan to the date of the Recapitalization.

The conditions to each of the above exchanges include requirements that the holder of our outstanding Series C Noncumulative Perpetual Convertible Preferred Stock concurrently exchange such preferred stock for our common stock on similar terms and that we concurrently complete private placements or other sales of our common stock aggregating $5 million or more in gross proceeds. Based on the agreements in principle that we have reached, we anticipate that these transactions will result in the issuance of approximately 7.0 million new shares of our common stock, which would constitute approximately 80% of the pro forma outstanding shares of our common stock.

•	Received $1.3 million in grants in 2010 from the U.S. Department of the Treasury’s Community Development Financial Institutions (CDFI) Fund, compared to $696 thousand in grants in 2009.

Fourth Quarter 2010 Earnings Summary

For the fourth quarter ended December 31, 2010, our net interest income before provision for loan losses was $4.8 million, which represented a decrease of $186 thousand, or 4%, from the fourth quarter of 2009. The decrease was primarily attributable to a decrease of $11.3 million in average interest-earning assets, combined with a 6 basis point decrease in net interest margin from 3.93% in the fourth quarter of 2009 to 3.87% in the fourth quarter of 2010. The decline in our net interest margin was due to a 21 basis point reduction in the yield on our interest-earning assets, primarily resulting from elevated levels of non-performing loans and higher average balances in lower yielding liquid assets.

The provision for loan losses totaled $1.8 million for the fourth quarter of 2010, compared to $15.7 million for the same period a year ago. The amount of the provision recorded in the fourth quarter of 2010 reflects the increase in classified loans resulting from a third party review of our loan portfolio and an increase in delinquencies and non-performing loans from September 30, 2010. The provision for loan losses of $15.7 million for the fourth quarter of 2009 was reflective of deteriorating asset quality, higher net loan charge-offs and the results of a regulatory examination in the early part of 2010.

Non-interest income for the quarter ended December 31, 2010 totaled $1.0 million compared to $895 thousand for the fourth quarter of 2009. The increase from the fourth quarter of 2009 was primarily due to higher net gains on sales of loans.

Non-interest expense for the fourth quarter ended December 31, 2010 totaled $3.5 million, compared to $2.9 million for the fourth quarter of 2009. The increase was mostly due to a higher provision for losses on real estate owned (“REO”). Also contributing to higher non-interest expense in the 2010 fourth quarter were higher consulting fees related to the independent third party review of our loan portfolio, higher premiums for FDIC insurance, and higher appraisal expenses related to delinquent loans and REO.

Balance Sheet Summary

Total assets were $483.9 million at December 31, 2010, which represented a decrease of $37.1 million, or 7%, from December 31, 2009. During 2010, cash and cash equivalents increased by $14.5 million, net loans (including loans held for sale) decreased by $41.6 million, securities decreased by $8.0 million and REO increased by $1.0 million.

Loan originations, including purchases, for the year ended December 31, 2010 totaled $17.5 million compared to $154.7 million for the year ended December 31, 2009. Loan repayments, including loan sales, totaled $39.3 million for the year ended December 31, 2010, compared to $37.8 million for the comparable period in 2009. Loans transferred to REO during 2010 totaled $5.0 million, compared to $2.1 million during 2009. In addition, during 2010 we transferred $24.0 million of loans to loans receivable held for sale, compared to $-0- during 2009.

Deposits totaled $348.4 million at December 31, 2010, down $37.0 million, or 10%, from year-end 2009. During 2010, core deposits (NOW, demand, money market and passbook accounts) decreased by $6.8 million and certificates of deposit (“CDs”) decreased by $30.2 million. Included in the $30.2 million decrease in CDs was an $82.8 million reduction in our brokered deposits, which was partially offset by a $52.6 million increase in our regular CDs. Brokered deposits represented 5% of total deposits at December 31, 2010 compared to 26% at December 31, 2009.

Stockholders’ equity was $32.9 million, or 7% of the Company’s total assets, at December 31, 2010. At December 31, 2010, the Bank’s Total Risk-Based Capital ratio was 13.05%, its Tier 1 Risk-Based Capital ratio was 11.76%, and its Core Capital and Tangible Capital ratios were 8.82%. The Company is currently implementing a Recapitalization Plan to increase capital and reduce debt and senior securities, including a sale of additional common stock and exchanges of preferred stock for common stock at a discount to the liquidation amount, to further strengthen the Company’s capital ratios, and position the Bank for future growth.

Asset Quality

Non-performing assets, comprised of non-performing loans (“NPLs”) and REO, were $46.5 million, or 9.60% of total assets, at December 31, 2010, compared to $37.0 million, or 7.10% of total assets, at December 31, 2009. During 2010, NPLs increased by $8.5 million to $43.4 million from the balance at the end of 2009. These loans consist of delinquent loans that are 90 days or more past due and troubled debt restructurings (“TDRs”) that do not qualify for accrual status. The NPLs included 37 commercial real estate loans totaling $28.6 million, 15 one-to-four family residential real estate loans totaling $6.2 million, four multi-family residential real estate loans totaling $2.2 million, two commercial loans totaling $3.8 million, two consumer loans totaling $2.3 million, and one land loan of $0.3 million. In addition to the NPLs discussed above, there were $22.5 million and $21.5 million of accruing TDRs at December 31, 2010 and 2009. These TDRs are on accrual status as the loans have complied with the terms of their restructured agreements for a period of six months or longer.

During 2010, REO increased by $964 thousand to $3.0 million from the end of 2009. At December 31, 2010 the Bank’s REO consisted of three one-to-four family residential properties, three multi-family residential properties and five commercial real estate properties, three of which are church buildings.

We are continuing to monitor our loan portfolio closely and work with borrowers to maximize the value of our assets. As part of this process, during 2010 we enhanced our loan monitoring and servicing procedures, implemented direct reporting to a committee of our Board of Directors, and hired experienced managers for both our loan servicing and Internal Asset Review functions. In addition, we are pursuing sales of our REO and selected classified assets. During 2010 we successfully sold $13.1 million of loans, including $1.9 million of classified non-performing loans, and $3.0 million of REO. During 2009, we sold $2.9 million of loans.

At December 31, 2010 our allowance for loan losses was $20.5 million, or 5.08% of our gross loans, compared to $20.5 million, or 4.52% of our gross loans, at year-end 2009. The ratio of the allowance for loan losses to NPLs was 54.53% at December 31, 2010, compared to 66.20% at year-end 2009. The decrease in the coverage ratio of the allowance for loan losses to non-performing loans was primarily due to the impact of loan charge-offs, which reduced the allowance for loan losses proportionately more than the corresponding reduction in NPLs. Net loan charge-offs during 2010 were $4.5 million, or 0.97% of average loans, compared to $2.7 million, or 0.64% of average loans, during 2009.

In determining the level of allowances for loan losses, we account for unimpaired loans in accordance with FASB Accounting Standards Codification Topic, “Loss Contingencies” (Topic 450-20). In contrast, we account for impaired loans in accordance with FASB Accounting Standards Codification Topic, “Impairment of a Loan” (Topic 310-10-35). Loans identified as impaired are accounted for in accordance with one of the three acceptable valuation methods: 1) the present value of future cash flows discounted at the loan’s effective interest rate; 2) the loan’s observable market price; or 3) the fair value of the collateral (as determined by third party appraisals or opinions of value obtained from real estate brokers), if the loan is collateral dependent. We believe that our loan reserves are adequate based on our analyses, the comprehensive review of our portfolio by an independent third party, and the reviews performed by the OTS and the FDIC during 2010.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, the Company’s plans for Recapitalizing and raising capital, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

SOURCE: Broadway Financial Corporation

Contact:	Paul C. Hudson, Chief Executive Officer, (323) 556-3231; or
Sam Sarpong, Chief Financial Officer, (323) 556-3224; or
investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	December 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$21,978	$7,440
Securities available for sale, at fair value	10,524	14,961
Securities held to maturity	12,737	16,285
Loans receivable held for sale, net	29,411	20,940
Loans receivable, net of allowance of $20,458 and $20,460	382,616	432,640
Accrued interest receivable	2,216	2,419
Federal Home Loan Bank (FHLB) stock, at cost	4,089	4,305
Office properties and equipment, net	5,094	5,363
Real estate owned	3,036	2,072
Bank owned life insurance	2,522	2,418
Deferred tax assets	5,369	4,986
Other assets	4,338	7,217

Total assets	$489,930	$521,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$348,445	$385,488
Federal Home Loan Bank advances	87,000	91,600
Junior subordinated debentures	6,000	6,000
Other borrowings	5,000	—
Advance payments by borrowers for taxes and insurance	272	372
Other liabilities	4,353	6,071

Total liabilities	451,070	489,531

Stockholders’ Equity:
Senior preferred, cumulative and non-voting stock, $1,000 par value, authorized, issued and outstanding 9,000 shares of Series D at December 31, 2010 and 2009; liquidation preference of $9,000 at December 31, 2010 and 2009	8,963	8,963
Senior preferred, cumulative and non-voting stock, $1,000 par value, authorized, issued and outstanding 6,000 shares of Series E at December 31, 2010 and 2009; liquidation preference of $6,000 at December 31, 2010 and 2009	5,974	5,974
Preferred, non-cumulative and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at December 31, 2010 and 2009; liquidation preference of $552 for Series A, $1,000 for Series B and $1,000 for Series C at December 31, 2010 and 2009	2	2
Preferred stock discount	(1,380)	(1,756)
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at December 31, 2010 and 2009; outstanding 1,743,965 shares at December 31, 2010 and 1,743,365 shares at December 31, 2009	20	20
Additional paid-in capital	14,395	14,273
Retained earnings-substantially restricted	8,074	7,322
Accumulated other comprehensive income, net of taxes of $176 at December 31, 2010 and $118 at December 31, 2009	263	176
Treasury stock-at cost, 269,977 shares at December 31, 2010 and 270,577 shares at December 31, 2009	(3,451)	(3,459)

Total stockholders’ equity	32,860	31,515

Total liabilities and stockholders’ equity	$483,930	$521,046

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings (Loss)

(Dollars in thousands, except per share amounts)

	Three Months ended December 31,		Twelve Months ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Interest and fees on loans receivable	$6,800	$7,108	$28,821	$27,366
Interest on mortgage-backed securities	185	312	914	1,158
Interest on investment securities	12	12	50	50
Other interest income	11	(3)	52	94

Total interest income	7,008	7,429	29,837	28,668

Interest on deposits	1,347	1,613	5,910	6,922
Interest on borrowings	852	821	3,363	3,066

Total interest expense	2,199	2,434	9,273	9,988

Net interest income before provision for loan losses	4,809	4,995	20,564	18,680
Provision for loan losses	1,842	15,693	4,465	19,629

Net interest income after provision for loan losses	2,967	(10,698)	16,099	(949)

Non-interest income:
Service charges	270	269	1,175	1,222
Net gains (losses) on sales of loans	114	—	(22)	6
Net losses on sales of REO	—	—	(88)	—
Other	630	626	1,593	731

Total non-interest income	1,014	895	2,658	1,959

Non-interest expense:
Compensation and benefits	1,234	1,586	6,657	6,118
Occupancy expense, net	360	337	1,429	1,393
Information services	205	192	807	813
Professional services	357	58	1,167	630
Provision for losses on loans held for sale	85	117	1,188	734
Provision for losses on REO	322	—	1,102	—
FDIC insurance	348	177	1,043	819
Office services and supplies	124	137	548	572
Other	501	293	1,560	1,036

Total non-interest expense	3,536	2,897	15,501	12,115

Earnings (loss) before income taxes	445	(12,700)	3,256	(11,105)
Income tax expense (benefit)	208	(5,212)	1,341	(4,646)

Net earnings (loss)	$237	$(7,488)	$1,915	$(6,459)

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$10	$(36)	$145	$240
Income tax effect	(4)	14	(58)	(96)

Other comprehensive income (loss), net of tax	6	(22)	87	144

Comprehensive earnings (loss)	$243	$(7,510)	$2,002	$(6,315)

Net earnings (loss)	$237	$(7,488)	$1,915	$(6,459)
Dividends and discount accretion on preferred stock	(282)	(234)	(1,145)	(749)

Earnings (loss) available to common shareholders	$(45)	$(7,722)	$770	$(7,208)

Earnings (loss) per common share-basic	$(0.03)	$(4.43)	$0.44	$(4.14)
Earnings (loss) per common share-diluted	$(0.03)	$(4.43)	$0.44	$(4.14)
Dividends declared per share-common stock	$—	$0.05	$0.01	$0.20
Basic weighted average shares outstanding	1,743,965	1,743,365	1,743,728	1,743,127
Diluted weighted average shares outstanding	1,744,565	1,743,365	1,744,559	1,743,127

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of December 31,
	2010	2009
Regulatory Capital Ratios:
Core Capital	8.82%	6.69%
Tangible Capital	8.82%	6.69%
Tier 1 Risk-Based Ratio	11.76%	8.91%
Total Risk-Based Capital	13.05%	10.19%

Asset Quality Ratios and Data:

Non-performing loans as a percentage of total gross loans, excluding loans held for sale	9.31%	6.82%

Non-performing assets as a percentage of total assets	9.60%	7.10%

Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	5.08%	4.52%

Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	54.53%	66.20%

Allowance for loan losses as a percentage of non-performing assets	44.03%	55.31%

Net loan charge-offs (recoveries) as a percentage of average loans for twelve months ended December 31	0.97%	0.64%

Non-performing assets:
Non-accrual loans
Loans receivable, net	$37,514	$30,908
Loans receivable held for sale	5,918	4,013

Total non-accrual loans	43,432	34,921
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	3,036	2,072

Total non-performing assets	$46,468	$36,993

	Three Months ended December 31,				Twelve Months ended December 31,
	2010		2009		2010	2009
Performance Ratios:

Return on average assets	0.19	%(A)	(5.72	)%(A)	0.37%	(1.35)%
Return on average equity	2.87	%(A)	(90.31	)%(A)	5.85%	(19.47)%
Average equity to average assets	6.58%		6.33%		6.26%	6.92%
Non-interest expense to average assets	2.82	%(A)	2.21	%(A)	2.96%	2.53%
Efficiency ratio (1)	53.74%		47.20%		56.89%	55.14%
Net interest rate spread (2)	3.74	%(A)	3.83	%(A)	3.84%	3.91%
Net interest rate margin (3)	3.87	%(A)	3.93	%(A)	3.96%	4.02%

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.
(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended December 31,		Twelve Months ended December 31,
	2010	2009	2010	2009
Total assets	$483,930	$521,046	$483,930	$521,046
Total gross loans, excluding loans held for sale	$403,074	$453,100	$403,074	$453,100
Total equity	$32,860	$31,515	$32,860	$31,515
Average assets	$501,499	$523,553	$523,513	$479,632
Average loans	$446,338	$468,360	$462,800	$423,078
Average equity	$32,993	$33,165	$32,761	$33,174
Average interest-earning assets	$497,067	$508,392	$519,089	$464,345
Average interest-bearing liabilities	$462,189	$483,099	$485,121	$441,130
Net income	$237	$(7,488)	$1,915	$(6,459)
Total income	$5,823	$5,890	$23,222	$20,639
Non-interest expense	$3,536	$2,897	$15,501	$12,115
Efficiency ratio	53.74%	47.20%	56.89%	55.14%
Non-accrual loans	$43,432	$34,921	$43,432	$34,921
REO, net	$3,036	$2,072	$3,036	$2,072
ALLL	$20,458	$20,460	$20,458	$20,460
Allowance for loss on loans held for sale	$1,281	$994	$1,281	$994
REO-Allowance	$54	$—	$54	$—
Interest income	$7,008	$7,429	$29,837	$28,668
Interest expense	$2,199	$2,434	$9,273	$9,988
Net interest income	$4,809	$4,995	$20,564	$18,680
Net loans charge-offs (recoveries)	$(134)	$2,302	$4,467	$2,728